Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated December 7, 2020 (January 19, 2021, as to the effects of the share issuance described in Note 5), relating to the financial statement of Signify Health, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Stamford, CT

January 19, 2021